EXHIBIT 8.1


                   [Form of Opinion of Mayer, Brown & Platt]



                              ____________, 1999



Mar Mar Realty Trust
Independence Office Park
6407 Idlewild Road
Building 2, Suite 111
Charlotte, North Carolina  28212

      RE: Partnership Classification; Status as a Real Estate Investment Trust ("REIT"); Information in the Prospectus under "FEDERAL INCOME
            TAX CONSEQUENCES"

Ladies and Gentlemen:

      In connection with the Offering of Common Shares1 in Mar Mar Realty Trust, a Maryland real estate investment trust (the "Company"), pursuant to the Registration Statement on Form S-11 (File No. 333-58895) filed with the Securities and Exchange Commission on July 10, 1998, as amended (the "Registration Statement"), you have requested our opinions concerning (i) the treatment of the Operating Partnership as a partnership for Federal income tax purposes, and not as an association taxable as a corporation; (ii) the qualification and taxation for Federal income tax purposes of the Company as a REIT; and (iii) the information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES."

      In formulating our opinions, we have reviewed and relied upon (i) the Amended and Restated Limited Partnership Agreement of Mar Mar Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), the Declaration of Trust and Bylaws of the Company, and each of the Initial Leases (collectively, the "Organizational Documents"), (ii) the Prospectus and (iii) such other documents and information provided by you, and such applicable provisions of law, as we have considered necessary for purposes of the opinions expressed herein.

      In addition, we have relied upon the Company's certificate (the "Officer's Certificate"), executed by a duly appointed officer of the Company, setting forth certain factual representations relating to the organization and the proposed method of operation of the Company and the Operating Partnership and certain other factual certificates (together with the Officer's Certificate, the "Certificates"). For purposes of our opinions, we have not made an independent
--------
      1 Unless otherwise specifically defined herein, all capitalized terms have the respective meanings assigned to them in the prospectus (the "Prospectus") as contained in the Registration Statement.


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Mar Mar Realty Trust
_____________, 1999
Page 2

investigation of the facts and representations set forth in the Certificates or in the Organizational Documents or any of the information set forth in the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents accurately and completely describes all material facts. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in any material respect.

      In rendering these opinions, we have assumed the Company and the Operating Partnership will each be operated in the manner described in the applicable Organizational Documents and in the Prospectus, and that all terms and provisions of such agreements and documents will be complied with by all parties thereto.

      The opinions expressed herein are based on the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions. Other than as expressly stated below, we express no opinion on any issue relating to the Operating Partnership, the Company or any investment therein.

      Based upon and subject to the foregoing, it is our opinion that:

      1. The Operating Partnership will be treated, for Federal income tax purposes, as a partnership, and not as an association taxable as a corporation.

      2. Beginning with the Company's taxable year ending December 31, 1999, and assuming that the actions contemplated in the Prospectus are completed in a timely fashion, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's proposed method of operation, as described in the Prospectus and as represented in the Officer's Certificate, will enable it to satisfy the requirements for qualification as a REIT.

      3. The information in the Prospectus under the heading "FEDERAL INCOME TAX CONSEQUENCES," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.



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Mar Mar Realty Trust
_____________, 1999
Page 3


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.

                                          Very truly yours,


                                          MAYER, BROWN & PLATT